EXHIBIT 11(A)

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                    Three Months Ended
                                              ----------------------------
                                                March 31,      January 31,
                                                  1995            1994
                                              ------------    ------------
                                                      (Unaudited)

    Net income .............................   $    301,000    $  8,444,000

    Adjustment(1) ..........................        (23,000)
                                                ------------    ------------

    Adjusted net income ....................   $    278,000    $  8,444,000
                                                ============    ============

    Average common shares
       outstanding .........................     29,166,000      24,130,000

    Assumed equivalent shares from
       stock options converted to
       common shares (2) ...................        704,000       3,478,000
                                                ------------    ------------

Total weighted average number
    of common and common
    equivalent shares ......................     29,870,000      27,608,000
                                                ============    ============

Earnings per share
    Income before cumulative effect of
    accounting change .......................          $.01            $.24
    Cumulative effect of accounting change ..                           .07
                                                       -----           -----
    Net income per common share .............          $.01            $.31
                                                       =====           =====


(1) The adjustment to net income represents goodwill amortization, net of taxes, related to the additional purchase price for National Leisure Group assuming the contingent issuance of common shares of the Company's common stock. The shares are issuable upon the performance of certain earnings hurdles by National Leisure Group.

(2) Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents (common stock issuable upon exercise of stock options) outstanding. In computing earnings per share, the Company utilizes the treasury stock method. This method assumes that stock options, under certain conditions, are exercised and treasury shares are assumed to be purchased from the proceeds using the average market price of the Company's common stock for the period.

                                 EXHIBIT 11(B)

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                                                     Three Months Ended
                                                ----------------------------
                                                  March 31,      January 31,
                                                    1995            1994
                                                ------------    ------------
                                                        (Unaudited)

    Net income ..............................   $    301,000    $  8,444,000

    Adjustment(1) ...........................        (23,000)
                                                ------------    ------------

    Adjusted net income .....................   $    278,000    $  8,444,000
                                                ============    ============

    Average common shares
       outstanding ..........................     29,166,000      24,130,000

    Assumed equivalent shares from
       stock options converted to
       common shares (2) ....................        734,000       3,913,000
                                                 ------------    ------------

Total weighted average number
    of common and common
    equivalent shares .......................     29,900,000      28,043,000
                                                 ============    ============


Earnings per share
    Income before cumulative effect of
    accounting change .......................           $.01            $.23
    Cumulative effect of accounting change ..                            .07
                                                        -----           -----
    Net income per common share(3) ..........           $.01            $.30
                                                        =====           =====

(1) The adjustment to net income represents goodwill amortization, net of taxes, related to the additional purchase price for National Leisure Group assuming the contingent issuance of common shares of the Company's common stock. The shares are issuable upon the performance of certain earnings hurdles by National Leisure Group.

(2) Earnings per share are computed consistent with footnote (2) on Exhibit 11(a) - Computation of Primary Earnings Per Share except in computing fully diluted earnings per share, the treasury stock method uses the market price of the Company's common stock at the close of the period rather than the average market price during the period.

(3) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 %.